Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES FOURTH FISCAL QUARTER AND FULL FISCAL YEAR FINANCIAL RESULTS

—   Net Sales Increased 20.8% —

—   Comparable-Store Sales Growth of 6.5% in Fourth Fiscal Quarter   —

—   Opened and Acquired 79 New Stores  —

—   Increases Financial Guidance for Fiscal Year 2014 to Include Recently Announced Acquisitions  —

HOUSTON, March 13, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM) today announced its financial results for the fourth fiscal quarter (13 weeks) and full fiscal year (52 weeks) ended January 28, 2014.  Net sales for the fourth fiscal quarter increased 20.8% to $312.1 million, reflecting comparable-store sales growth of 6.5% and incremental sales from new and acquired stores. For the full fiscal year, net sales increased 20.8% to over $1.2 billion and comparable-store sales grew 1.3%. The Company reported fourth fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.25, and EPS on a non-GAAP adjusted basis, excluding ERP system implementation costs, acquisition-related costs and impairment charges (“Adjusted”), of $0.30.  Diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

Fourth Fiscal Quarter and Full Fiscal Year Reconciliation of GAAP to Adjusted EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2013	January 28, 2014	January 29, 2013	January 28, 2014
GAAP EPS	$0.22	$0.25	$1.18	$1.55
Acquisition-related costs (1)	0.03	0.02	0.23	0.03
Secondary offering costs (2)	—	—	0.04	—
ERP system implementation costs (3)	—	0.02	—	0.07
Impairment and other expenses (4)(5)	0.04	0.01	0.04	0.01
Adjusted EPS*	$0.30	$0.30	$1.49	$1.66

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

“We are proud of our accomplishments in fiscal 2013, including growth of over 20% in net sales and over 11% in adjusted EPS over the prior year,” stated Steve Stagner, president and chief executive officer.  “Given this solid performance in a challenging environment, we are confident in our ability to effectively navigate the ever-changing consumer landscape while delivering value to our customers and shareholders.  As we move ahead, we remain committed to our strategy of driving sales, which led to 6.5% comparable-store sales growth during the fourth fiscal quarter.  Together with our ability to selectively add accretive acquisitions to complement our steady organic growth, the Company is poised to take advantage of the ongoing meaningful opportunities to expand our relative market share, which will further fortify our markets and strengthen our position as the nation’s leading bedding specialty retailer.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Fourth Quarter Financial Summary

•                  Net sales for the fourth fiscal quarter increased 20.8% to $312.1 million, reflecting comparable-store sales growth of 6.5% and incremental sales from new and acquired stores.

•                  Opened 33 new stores, closed nine, and acquired 46 bringing the total number of Company-operated stores to 1,225 as of the end of the fiscal year.

•                  Income from operations was $16.7 million. Excluding $2.9 million of ERP system implementation costs, acquisition-related costs and impairment charges, Adjusted income from operations was $19.6 million, as compared with $21.5 million for the comparable prior year period.  Adjusted operating income margin was 6.3% of net sales as compared to 8.3% in the same quarter of fiscal 2013, and included a 150 basis-point decline in gross margin and a 50 basis-point decrease from general and administrative expense deleverage.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $8.7 million and GAAP EPS was $0.25.  Excluding $1.7 million, net of income taxes, of ERP system implementation costs, acquisition-related costs and impairment charges, Adjusted net income was $10.4 million and Adjusted EPS was $0.30. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

Full Fiscal Year Financial Summary (52 weeks ended January 28, 2014)

•                  Net sales increased $209.5 million, or 20.8%, to $1,216.8 million for fiscal 2013, from $1,007.3 million in the prior year period as a result of incremental sales from new and acquired stores and comparable-store sales growth of 1.3%.

•                  Company-operated stores increased by 168, or 15.9%, to 1,225 at year end, as a result of opening 154 new stores, while closing 32 stores, and acquisitions that added 46 stores.

•                  Net income for fiscal 2013 was $52.9 million and GAAP EPS was $1.55.  Excluding $3.8 million, net of income taxes, of ERP system implementation costs, acquisition-related costs and impairment charges, Adjusted net income was $56.7 million and Adjusted EPS was $1.66, representing an increase of approximately 12.5% and 11.4%, respectively, over the prior year.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

Acquisitions Completed During the Fourth Fiscal Quarter

In November 2013, the Company completed the acquisition of a small mattress retailer operating under the name Mattress People.  The acquired business consists of five mattress specialty retail stores located in Nebraska and Iowa for a total cash purchase price of approximately $2.0 million, including working capital adjustments.  The Company is in the process of rebranding the acquired stores as Mattress Firm.

In December 2013, the Company completed the acquisition of the assets and operations of Perfect Mattress of Wisconsin, LLC, a Mattress Firm franchisee, including 39 mattress specialty stores located in Wisconsin and Illinois, for approximately $6.5 million, subject to customary adjustments. The closing of the acquisition was funded by cash reserves and a $2.0 million seller note that is payable in quarterly installments over one year.

Recently Announced Acquisitions

On March 3, 2014, the Company completed the acquisition of the assets and operations of a former franchisee, which operated 34 specialty mattress retail stores in Colorado and Kansas, at a purchase price of approximately $15 million, subject to customary purchase price adjustments, as well as the Virginia operations of another franchisee, represented by three specialty mattress retail stores, at a purchase price of approximately $450,000.

On March 7, 2014, the Company announced the entry into an agreement to purchase the outstanding partnership interests of Sleep Experts Partners, L.P., which operates 56 specialty mattress retail stores in Texas under the name Sleep Experts, for an aggregate purchase price of $65 million, subject to customary purchase price adjustments.  The closing of the acquisition, which is conditioned on the prior satisfaction of customary closing conditions, is expected to occur by the end of the first fiscal quarter of 2014 and will be funded by cash reserves and revolver and incremental term loan borrowings.  Of the total purchase price, $3.25 million will be delivered in the form of shares of common stock of the Company having an equivalent aggregate value based on the weighted average share price during the 30 days prior to the closing.

Balance Sheet

The Company had cash and cash equivalents of $22.9 million at the end of fiscal 2013.  Net cash provided by operating activities was $103.9 million for fiscal 2013. As of January 28, 2014, there was $21.0 million of borrowings outstanding under the revolving portion of the 2012 Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission) and approximately $1.9 million in outstanding letters of credit, with additional borrowing capacity of $77.1 million.

Financial Guidance

The Company is updating its guidance for the fiscal year (53 weeks) ending February 3, 2015 (“fiscal year 2014”) to include the anticipated effect of the recently announced acquisitions and assumes the consummation of the Sleep Experts transaction in the first fiscal quarter.

Full Fiscal Year Ending February 3, 2015	Prior Guidance Range	Updated Range
Net sales (in billions)	$1.380 to $1.430	$1.460 to $1.520
New stores	140 to 160	145 to 165
Acquired stores	—	93
Net store unit increase	110 to 125	205 to 220
GAAP EPS	$1.72 to $1.81	$1.67 to $1.76
Acquisition-related costs per share	—	$0.08 to $0.10
ERP system implementation costs per share	$0.13 to $0.14	$0.13 to $0.14
Adjusted EPS	$1.85 to $1.95	$1.88 to $2.00
Comparable-store sales growth	low single digit	low single digit

Fiscal year 2014 will consist of 53 weeks, as compared with fiscal year 2013, which consisted of 52 weeks. Comparable-store sales growth for fiscal year 2014 excludes incremental sales related to the extra week of operations.

Call Information

A conference call to discuss fourth fiscal quarter and full fiscal year results is scheduled for today, March 13, 2014, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, Chief Executive Officer, Jim Black, Chief Financial Officer, and Alex Weiss, Senior Vice President of Finance.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://www.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on March 13, 2014 through midnight Eastern Time on March 27, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13577818. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen and fifty-two weeks ended January 28, 2014 as compared to the corresponding prior year period were as follows (in millions):

	Increase (Decrease) in Net Sales
	Thirteen Weeks	Fifty-Two Weeks
	Ended	Ended
	January 28, 2014	January 28, 2014
Comparable-store sales	$16.6	$13.0
New stores	34.6	132.0
Acquired stores	6.6	78.4
Closed stores	(3.9)	(13.9)
	$53.9	$209.5

The composition of net sales by major category of product and services were as follows (in millions):

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 29,	% of	January 28,	% of	January 29,	% of	January 28,	% of
	2013	Total	2014	Total	2013	Total	2014	Total
Conventional mattresses	$110.8	42.9%	$147.2	47.2%	$418.0	41.5%	$569.0	46.8%
Specialty mattresses	126.2	48.9%	136.7	43.8%	504.9	50.1%	540.2	44.4%
Furniture and accessories	16.5	6.4%	22.6	7.2%	65.7	6.5%	85.2	7.0%
Total product sales	253.5	98.2%	306.5	98.2%	988.6	98.1%	1,194.4	98.2%
Delivery service revenues	4.7	1.8%	5.6	1.8%	18.7	1.9%	22.4	1.8%
Total net sales	$258.2	100.0%	$312.1	100.0%	$1,007.3	100.0%	$1,216.8	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Thirteen Weeks	Fifty-Two Weeks
	Ended	Ended
	January 28, 2014	January 28, 2014
Store units, beginning of period	1,155	1,057
New stores	33	154
Acquired stores	46	46
Closed stores	(9)	(32)
Store units, end of period	1,225	1,225

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2014, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our controlling stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2013 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2013 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the credit agreement, as amended, between our indirect wholly owned subsidiary, Mattress Holding Corp., certain lenders, and UBS Securities LLC, as sole arranger, bookrunner, and lender, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 28,	January 29,	January 28,
	2013	2014	2013	2014
Net income	$7,594	$8,656	$39,871	$52,924
Income tax expense	6,726	5,402	26,698	33,158
Interest expense, net	2,862	2,679	9,247	10,864
Depreciation and amortization	7,075	8,370	23,507	29,498
Intangible assets and other amortization	534	676	1,506	2,489
EBITDA	24,791	25,783	100,829	128,933
Intangible asset impairment charge	2,100	—	2,100	—
Loss on store closings and impairment of store assets	783	760	1,050	1,499
Stock-based compensation	1,203	1,643	2,856	4,846
Secondary offering costs	(20)	—	1,915	—
Vendor new store funds (a)	16	(404)	953	808
Acquisition-related costs (b)	1,906	1,177	11,980	1,635
Other (c)	118	373	(715)	2,258
Adjusted EBITDA	$30,897	$29,332	$120,968	$139,979

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $0.5 million and $2.4 million of ERP system implementation costs incurred during the thirteen and fifty-two weeks ended January 28, 2014, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

	January 29,	January 28,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$14,556	$22,878
Accounts receivable, net	26,246	20,812
Inventories	63,228	81,507
Deferred income tax asset	3,710	4,729
Prepaid expenses and other current assets	18,855	16,348
Total current assets	126,595	146,274
Property and equipment, net	144,612	174,770
Intangible assets, net	82,479	84,391
Goodwill	358,978	366,647
Debt issue costs and other, net	12,015	12,549
Total assets	$724,679	$784,631

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$33,930	$3,621
Accounts payable	64,642	72,165
Accrued liabilities	41,106	42,435
Customer deposits	8,012	9,318
Total current liabilities	147,690	127,539
Long-term debt, net of current maturities	219,069	217,587
Deferred income tax liability	26,800	37,921
Other noncurrent liabilities	63,624	73,092
Total liabilities	457,183	456,139

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 33,795,630 shares issued and outstanding at January 29, 2013; and 34,002,981 and 33,990,381 shares issued and outstanding at January 28, 2014, respectively	338	340
Additional paid-in capital	365,083	373,153
Accumulated deficit	(97,925)	(45,001)
Total stockholders’ equity	267,496	328,492
Total liabilities and stockholders’ equity	$724,679	$784,631

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 29,	% of	January 28,	% of	January 29,	% of	January 28,	% of
	2013	Sales	2014	Sales	2013	Sales	2014	Sales
Net sales	$258,246	100.0%	$312,081	100.0%	$1,007,337	100.0%	$1,216,812	100.0%
Cost of sales	160,273	62.1%	197,609	63.3%	614,572	61.0%	751,487	61.8%
Gross profit from retail operations	97,973	37.9%	114,472	36.7%	392,765	39.0%	465,325	38.2%
Franchise fees and royalty income	1,374	0.6%	1,275	0.4%	5,396	0.5%	5,617	0.5%
	99,347	38.5%	115,747	37.1%	398,161	39.5%	470,942	38.7%
Operating expenses:
Sales and marketing expenses	62,388	24.2%	75,429	24.2%	245,555	24.4%	289,533	23.8%
General and administrative expenses	16,894	6.5%	22,821	7.3%	73,640	7.3%	82,964	6.8%
Intangible asset impairment charge	2,100	0.8%	—	0.0%	2,100	0.2%	—	0.0%
Loss (gain) on store closings and impairment of store assets	783	0.3%	760	0.2%	1,050	0.1%	1,499	0.1%
Total operating expenses	82,165	31.8%	99,010	31.7%	322,345	32.0%	373,996	30.7%
Income from operations	17,182	6.7%	16,737	5.4%	75,816	7.5%	96,946	8.0%
Other expense:
Interest expense, net	2,862	1.2%	2,679	0.9%	9,247	0.9%	10,864	0.9%
Income before income taxes	14,320	5.5%	14,058	4.5%	66,569	6.6%	86,082	7.1%
Income tax expense	6,726	2.6%	5,402	1.7%	26,698	2.6%	33,158	2.7%
Net income	$7,594	2.9%	$8,656	2.8%	$39,871	4.0%	$52,924	4.3%

Basic net income per common share	$0.22		$0.26		$1.18		$1.56
Diluted net income per common share	$0.22		$0.25		$1.18		$1.55

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	33,776,630		33,937,747		33,770,779		33,870,461
Effect of dilutive securities:
Stock options	17,999		249,115		76,669		226,508
Restricted shares	3,361		28,458		5,828		34,487
Diluted weighted average shares outstanding	33,797,990		34,215,320		33,853,276		34,131,456

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

	Fifty-Two Weeks Ended
	January 29,	January 28,
	2013	2014
Cash flows from operating activities:
Net income	$39,871	$52,924
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	23,507	29,498
Loan fee and other amortization	2,361	2,207
Deferred income tax expense	17,131	12,349
Stock-based compensation	2,856	4,846
Intangible asset impairment charge	2,100	—
Loss on store closings and impairment of store assets	894	1,499
Construction allowances from landlords	5,567	5,464
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(10,514)	384
Inventories	(15,714)	(15,964)
Prepaid expenses and other current assets	(3,616)	2,901
Other assets	(3,219)	(2,475)
Accounts payable	9,324	1,566
Accrued liabilities	1,389	718
Customer deposits	(218)	840
Other noncurrent liabilities	7,019	7,186
Net cash provided by operating activities	78,738	103,943
Cash flows from investing activities:
Purchases of property and equipment	(68,604)	(56,048)
Business acquisitions, net of cash acquired	(63,051)	(8,833)
Net cash used in investing activities	(131,655)	(64,881)
Cash flows from financing activities:
Proceeds from issuance of debt	56,000	48,000
Principal payments of debt	(36,983)	(81,966)
Proceeds from exercise of common stock options	510	3,027
Excess tax benefits associated with stock-based awards	—	692
Purchase of vested stock-based awards	—	(493)
Net cash provided by (used in) financing activities	19,527	(30,740)
Net increase (decrease) in cash and cash equivalents	(33,390)	8,322
Cash and cash equivalents, beginning of period	47,946	14,556
Cash and cash equivalents, end of period	$14,556	$22,878

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	January 29, 2013					January 28, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$17,182	$14,320	$7,594	33,797,990	$0.22	$16,737	$14,058	$8,656	34,215,320	$0.25
% of sales	6.7%	5.5%	2.9%			5.4%	4.5%	2.8%
Acquisition-related costs (1)	1,906	1,906	937	—	0.03	1,286	1,286	789	—	0.02
Secondary offering costs (2)	(20)	(20)	(40)	—	(0.00)	—	—	—	—	—
ERP system implementation costs (3)	—	—	—	—	—	1,135	1,135	696	—	0.02
Impairment charges (4)	2,256	2,256	1,386	—	0.04	426	426	261	—	0.01
Other expenses (5)	180	180	111	—	0.00	—	—	—	—	—
Total adjustments	4,322	4,322	2,394	—	0.07	2,847	2,847	1,746	—	0.05
As Adjusted	$21,504	$18,642	$9,988	33,797,990	$0.30	$19,584	$16,905	$10,402	34,215,320	$0.30
% of sales	8.3%	7.2%	3.9%			6.3%	5.4%	3.3%

	Fifty-Two Weeks Ended
	January 29, 2013					January 28, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$75,816	$66,569	$39,871	33,853,276	$1.18	$96,946	$86,082	$52,924	34,131,456	$1.55
% of sales	7.5%	6.6%	4.0%			8.0%	7.1%	4.3%
Acquisition-related costs (1)	11,980	11,980	7,616	—	0.23	1,736	1,736	1,065	—	0.03
Secondary offering costs (2)	1,915	1,915	1,403	—	0.04	—	—	—	—	—
ERP system implementation costs (3)	—	—	—	—	—	3,966	3,966	2,432	—	0.07
Impairment charges (4)	2,256	2,256	1,386	—	0.04	426	426	261	—	0.01
Other expenses (5)	180	180	111	—	0.00	—	—	—	—	—
Total adjustments	16,331	16,331	10,516	—	0.31	6,128	6,128	3,758	—	0.11
As Adjusted	$92,147	$82,900	$50,387	33,853,276	$1.49	$103,074	$92,210	$56,682	34,131,456	$1.66
% of sales	9.1%	8.2%	5.0%			8.5%	7.6%	4.7%

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

(1) On May 2, 2012, we acquired all of the equity interests of MGHC Holding Corporation (“Mattress Giant”), including 181 mattress specialty retail stores. On September 25, 2012, we acquired the assets and operations of Mattress XPress, Inc. and Mattress XPress of Georgia, Inc. (collectively, “Mattress X-Press”), including 34 mattress specialty retail stores. On December 11, 2012, we acquired the assets and operations of Factory Mattress & Water Bed Outlet of Charlotte, Inc. (“Mattress Source”), including 27 mattress specialty retail stores. On June 14, 2013, we acquired the assets and operations of Olejo, Inc., an online retailer primarily focused on mattresses and bedding-related products. On November 13, 2013, we acquired the equity interests of NE Mattress People, LLC (“Mattress People”), including five mattress specialty retail stores. On December 10, 2013, we acquired the assets and operations of Perfect Mattress of Wisconsin, LLC (“Perfect Mattress”), including 39 mattress specialty retail stores. On December 31, 2013, we acquired the assets of two mattress specialty retail stores in Houston, Texas (“Mattress Expo”).  Acquisition-related costs, consisting of direct transaction costs and integration costs are included in the results of operations as incurred. During the thirteen weeks ended January 29, 2013 and January 28, 2014, we incurred approximately $1.9 million and $1.3 million of acquisition-related costs, respectively. During the fifty-two weeks ended January 29, 2013 and January 28, 2014, we incurred approximately $12.0 million and $1.7 million of acquisition-related costs, respectively.

(2) Reflects $1.9 million of costs borne by us in connection with a secondary offering of shares of common stock by certain of our selling shareholders which was completed in October 2012.

(3) Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs in connection with the roll-out of the Microsoft Dynamics AX for Retail Enterprise Resource Planning system (“ERP system”). During the thirteen and fifty-two weeks ended January 28, 2014, we incurred approximately $1.1 million and $4.0 million of ERP system implementation costs, respectively.

(4) Reflects an intangible trade name impairment charge in the amount of $2.1 million related to the Mattress Discounters trade name recorded during fiscal 2012, and a $0.2 million and $0.4 million impairment of store assets recorded during fiscal 2012 and fiscal 2013, respectively.

(5) Reflects $0.2 million in expensed legal fees relating to our November 2012 debt amendment and extension recorded during fiscal 2012.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm

Houston-based Mattress Firm is a high growth specialty retailer, recognized as the nation’s leading bedding specialty retailer, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,300 company-operated and franchised stores across 33 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals. More information is available at http://www.mattressfirm.com.  Mattress Firm’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Kim Hardcastle, khardcastle@jacksonspalding.com, 404-276-9524

###